UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

October 31, 2005
Date of Report (Date of earliest event reported)

PXRE GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

PXRE House 110 Pitts Bay Road Pembroke HM 08 Bermuda	P.O. Box HM 1282 Hamilton HM FX Bermuda

(Address, including zip code, of principal executive offices)	(Mailing address)

(441) 296-5858

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Item 7.01. Regulation FD Disclosure

PXRE Group Ltd. (“PXRE”) issued and sold in a private placement $375 million of its Series D perpetual preferred shares (the “Perpetual Preferred Shares”) on October 7, 2005. Upon the affirmative vote of PXRE’s shareholders (i) authorizing an additional 300 million common shares of PXRE (“Common Shares”) and (ii) approving the exchange of the Perpetual Preferred Shares into Common Shares, all of these Perpetual Preferred Shares will be mandatorily exchangeable into Common Shares. Resolutions with respect to these decisions are being presented to the upcoming special general meeting of shareholders on November 18, 2005. The Perpetual Preferred Shares have a liquidation preference of $1,000 and at the exchange price of $11.00 per Common Share, the Perpetual Preferred Shares will be mandatorily exchanged for 34,090,909 of PXRE’s Common Shares immediately upon the affirmative vote of PXRE’s shareholders. See the Proxy Statement filed by PXRE with the Securities & Exchange Commission on October 20, 2005 for additional information.

If PXRE’s shareholders authorize the additional Common Shares and approve the exchange, holders of the Perpetual Preferred Shares will not have the option to retain the Perpetual Preferred Shares and not to receive Common Shares in the mandatory exchange. The $11.00 per Common Share exchange price is fixed under the terms of the Perpetual Preferred Shares and is not adjustable for any reason, regardless of the fair market value of PXRE’s Common Shares on the date of the mandatory exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PXRE Group Ltd. (Registrant)

By:	/s/ Robert Myron

Name:	Robert Myron
Title:	Senior Vice President & Treasurer

Date: October 31, 2005